Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact: Alexander G. Babey President and Chief Executive Officer (812) 883-2639

MID-SOUTHERN BANCORP, INC. ANNOUNCES CLOSING OF STOCK OFFERING AND COMPLETION OF CONVERSION TRANSACTION

Salem, Indiana – July 11, 2018 – Mid-Southern Bancorp, Inc. ("Mid-Southern Bancorp") (Nasdaq: MSVB), announced today that it has completed the "second step" conversion of Mid-Southern, M.H.C. and Mid-Southern Bancorp's related stock offering, effective as of the close of business today. As a result of the closing of the conversion and offering, Mid-Southern Bancorp is now the holding company for Mid-Southern Savings Bank, FSB ("Bank").  The MHC has ceased to exist. The results of the stock offering were previously reported in a press release dated July 10, 2018.

The Bank's stock is expected to cease trading at the close of business on July 11, 2018.  Mid-Southern Bancorp's common stock is expected to trade on the Nasdaq Capital Market under the trading symbol "MSVB" beginning on July 12, 2018.

Keefe, Bruyette & Woods, Inc. acted as marketing agent and financial advisor for Mid-Southern Bancorp in connection with the offering.  Breyer & Associates PC and Silver, Freedman, Taff & Tiernan LLP acted as legal counsel to Mid-Southern Bancorp in connection with the offering. Luse Gorman, PC acted as legal counsel to Keefe, Bruyette & Woods, Inc. in connection with the offering.

About the Bank
Mid-Southern Savings Bank, FSB is a federally chartered savings bank headquartered in Salem, Indiana, approximately 40 miles northwest of Louisville, Kentucky.   The Bank conducts business from its main office in Salem and through its branch offices located in Mitchell and Orleans, Indiana and a loan production office located in New Albany, Indiana.
Disclosures about Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 about the conversion and offering.  Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "estimate," "project," "believe," "intend," "anticipate," "plan," "seek," "expect," "will," "may," "continue," or similar terms or variations on those terms, or the negative of those terms.  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, a failure to receive one or more of the necessary approvals referenced above, changes to the real estate and economic environment, particularly in the market areas in which the Bank operates, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes affecting financial institutions, including regulatory compliance costs and capital requirements that could adversely affect the business in which Mid-Southern and the Bank are engaged.  Mid-Southern wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made.  Except as required by law, Mid-Southern Bancorp does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.
The shares of common stock of Mid-Southern Bancorp, Inc. are not deposits or savings accounts, may lose value and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.